AMENDMENT TO THE AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

FOR JOHN HANCOCK FUNDS

This Amendment dated as of December 12, 2024 is made to the Amended and Restated Transfer Agency and Services Agreement dated July 1, 2013 (the “Agreement”) by and between each investment company identified on Exhibit A of the Agreement (individually the “Fund” and collectively the “Funds”) and John Hancock Signature Services, Inc. (“JHSS”).

WHEREAS, the parties to the Agreement desire to amend certain provisions contained in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree the Agreement shall be amended as follows:

1.	Exhibit B – Transfer Agent Fee Schedule is hereby deleted in its entirety and replaced with the attached revised Exhibit B.

2.	Exhibit C – Out of Pocket Fees is hereby deleted in its entirety and replaced with the attached revised Exhibit C.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

On Behalf of each Fund and Portfolio Listed on Exhibit A of the Agreement		John Hancock Signature Services, Inc.

By:	/s/ Kristie Feinberg	By:	/s/ Stella Mink
	Kristie Feinberg		Stella Mink
	President		Vice President and Chief Operating Officer

EXHIBIT B

TRANSFER AGENT FEE SCHEDULE

The transfer agent fees payable monthly under the Amended and Restated Transfer Agency and Services Agreement between each Fund and JHSS shall be determined based on the monthly cost to JHSS for providing the services described therein (“JHSS Cost”).

1.	JHSS Cost consists of the expenses it incurs in performing the services, which expenses shall include:

(a)

Operating costs, including those costs associated with personnel, furniture and equipment, depreciation, rent related, postage, printing, office supplies, office administration, telecommunications and voice related, other financial charges, travel and entertainment, industry meetings and conferences, industry memberships, education and training, legal and audit, consulting fees, miscellaneous (sundry), information security related, taxes, license fees, affiliate service fees, information security allocated, corporate overhead, divisional overhead, and shared services allocated;

(b)	Out-of-Pocket Expenses, as described in Exhibit C;

(c)	NSCC Networking Level 3 Charges;

(d)	Omnibus and Services Fees paid by JHSS, as more fully described in Schedule 1.1; and

(e)	Such other expenses reasonably incurred by JHSS from time to time as may be necessary to perform its obligation as transfer agent.

2.	JHSS Cost, as applicable to one or more of the categories*, will be calculated monthly and allocated into three different categories (“Share Class Categories”) as follows:

(a)	JHSS Cost associated with Class A, C, and I shares (“Retail Classes”) of non-municipal bond funds;

(b)	JHSS Cost associated with all Class R Shares of all funds; and

(c)	JHSS Cost associated with all Retail Classes of municipal bond funds.

Within each category, JHSS Cost will be allocated across all funds and/or classes on the basis of average daily net assets. Such allocation shall be applied on a complex wide basis across all John Hancock Funds for which JHSS provides transfer agent services under this Agreement.

*	By way of example, NSCC Networking Level 3 Charges do not apply to Class R shares and thus would not be allocated to those categories.

3.

Any revenue that JHSS receives in connection with the performance of the services provided to the Funds shall be allocated to the Share Class Category where such revenue is generated. If any revenue that JHSS receives is not attributable to any particular Share Class Category, then JHSS Cost shall be reduced by such revenue. JHSS revenue may include:

(a)	Fiduciary Fees;

(b)	Liquidity Pool, reflecting any investment return on JHSS corporate cash;

(c)	Interest earned on TA bank account balances;

(d)	CIT Fees; and

(e)	Such other miscellaneous revenue as may be received.

4.

JHSS and the Funds will make any adjustments required as a result of any over-payments or underpayments made during the prior billing periods as soon as practicable after any such situations are identified. In addition, to the extent JHSS has income associated with the services provided hereunder in excess of its expenses associated with providing such services JHSS shall account for such excess income as part of the monthly billing process described in Section 3 above.

EXHIBIT C

OUT-OF-POCKET (OOP) FEES

The Funds shall reimburse JHSS monthly for any OOP fees that it incurs that are reasonably necessary to provide services pursuant to this Agreement, including the following:

Expense	General Description

Confirms and Statements	Production, mailing, and emailing of JHF customer output and correspondence including base stock, postage, printing and mailing of confirms, statements including daily redemption and replacement checks.

Tax Forms	Production and mailing of original and duplicate tax forms including base stock, print costs and postage.

Bank Processing	Fees assessed by banks for processing and reconciliation of JHSS demand deposit accounts.

Checkwriting	Expenses associated with the production and mailing, including base stock and postage, of checkwriting checkbooks.

National Securities Clearing Corporation (NSCC) Charges	Represents Fund/SERV and networking fees charged by NSCC.

Communications Charges	Telephone usage and related expenses including all lease, maintenance and line costs and automated voice response.

Audit Engagements	Fees charged with respect to external audit engagements.

Industry Memberships	Industry membership fees (ICI, NICSA, etc.)

Retirement Plan Documents	Fees for copyrighted retirement plan documents, forms, and amendments.

Document Storage	Physical document storage.

Intermediary Oversight	Intermediary oversight vendor which provides audit report reviews, and benchmarking via Intermediary Insight Tool.

Personal Investing Platform	Costs associated with Personal Investing online platform.

SS&C Recordkeeping Applications and Services	Fees associated with third-party recordkeeping systems, applications, and services.

SS&C Website Platforms	Fees associated with the self-service websites hosted by SS&C.

Miscellaneous	Includes one-time fees/credits which are not identified in the above list of standard Out-of-Pocket Expenses. If the fee is recurring, a separate category may be established.